                                                                    EXHIBIT 12.1

                       SECURITY CAPITAL INDUSTRIAL TRUST

               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                         (DOLLAR AMOUNTS IN THOUSANDS)

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
                                                 YEAR ENDED DECEMBER 31,
                                         ---------------------------------------
                                          1997     1996    1995    1994    1993
                                         ------- -------- ------- ------- ------
Net Earnings from Operations............ $32,371 $ 79,384 $47,660 $25,066 $4,412
Add:
  Interest Expense......................  52,704   38,819  32,005   7,568    321
                                         ------- -------- ------- ------- ------
Earnings as Adjusted.................... $85,075 $118,203 $79,665 $32,634 $4,733
                                         ======= ======== ======= ======= ======
Fixed Charges:
  Interest Expense...................... $52,704 $ 38,819 $32,005 $ 7,568 $  321
  Capitalized Interest..................  18,365   16,138   8,599   2,208     98
                                         ------- -------- ------- ------- ------
    Total Fixed Charges................. $71,069 $ 54,957 $40,604 $ 9,776 $  419
                                         ======= ======== ======= ======= ======
Ratio of Earnings to Fixed Charges......     1.2      2.2     2.0     3.3   11.3
                                         ======= ======== ======= ======= ======
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